Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of March 22, 2021, is made by and among Chardan Healthcare Acquisition 2 Corp., a Delaware corporation (“Acquiror”), Renovacor, Inc., a Delaware corporation (the “Company”) and Chardan Investments 2, LLC, a Delaware limited liability company (the “Sponsor”). Acquiror, the Company and the Sponsor shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, the Company and CHAQ2 Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Merger Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Sponsor is the record and beneficial owner of 2,105,661 shares of common stock of Acquiror, par value $0.0001 per share (“Acquiror Common Stock”), 2,105,661 are being held in escrow pursuant to that certain Stock Escrow Agreement, dated as of April 23, 2020 (the “Sponsor Escrow Agreement”), by and among Acquiror, the Sponsor and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”) entered into in connection with Acquiror’s initial public offering; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, (a) the Sponsor will vote in favor of approval of the Proposals and (b) the Sponsor will agree not to redeem any shares of Acquiror Common Stock in connection with the Transactions.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. The Sponsor hereby irrevocably and unconditionally agrees (a) to vote at the Special Meeting or any other meeting of the Acquiror Stockholders, or in any action by written resolution of the Acquiror Stockholders, in each case, during which the Proposals are presented to the Acquiror Stockholders for approval, all of the Sponsor’s Acquiror Common Stock (together with any other equity securities of Acquiror that the Sponsor holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Equity Securities”) (i) in favor of the Proposals and (ii) against, and the Sponsor shall withhold consent with respect to, any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Acquiror’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or (y) any of the conditions to the Closing set forth in Sections 9.01 or 9.03 of the Merger Agreement not being satisfied, (b) if the Special Meeting or any other meeting of the Acquiror Stockholders is held in respect of the matters set forth in clause (a), to appear at such meeting, in person or by proxy, or otherwise cause all of the Sponsor’s Subject Acquiror Equity Securities to be counted as present thereat for purposes of establishing a quorum and (c) not to redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Acquiror Stockholder Approval, the Merger or any other Transactions or otherwise prior to the termination of this Agreement pursuant to Section 6, and any attempt to redeem such Subject Acquiror Equity Securities will be void ab initio and of no effect. Prior to any valid termination of the Merger Agreement, the Sponsor shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other Transactions and on the terms and subject to the conditions set forth therein. The obligations of the Sponsor specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommend by the Acquiror Board.

2. Transfer of Shares.

a. The Sponsor hereby agrees that it shall not (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject Acquiror Equity Securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject Acquiror Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject Acquiror Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement or (iii) take any action that could have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to Acquiror’s officers or directors or affiliates; (B) by private sales or transfers made in connection with the transactions contemplated by, and expressly permitted under, the Merger Agreement; and (C) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the types set forth in clauses (A) through (C) must enter into a written agreement agreeing to be bound by this Agreement.

b. In furtherance of the foregoing, Acquiror hereby agrees to (i) place a revocable stop order on all Subject Acquiror Equity Securities subject to Section 2(a), including those which may be covered by a registration statement, and (ii) notify Acquiror’s transfer agent in writing of such stop order and the restrictions on such Subject Acquiror Equity Securities under Section 2(a) and direct Acquiror’s transfer agent not to process any attempts by the Sponsor to Transfer any Subject Acquiror Equity Securities except in compliance with Section 2(a); for the avoidance of doubt, the obligations of Acquiror under this Section 2(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject Acquiror Equity Securities. Neither Acquiror nor Sponsor shall instruct the Escrow Agent to release any shares of Acquiror Common Stock owned by Sponsor except in accordance with the Sponsor Escrow Agreement and Section 4 of this Agreement.

3. Other Covenants.

a. The Sponsor hereby agrees to be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 7.10 (Exclusivity) and Section 8.01 (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to Acquiror, as if the Sponsor is directly party thereto.

b. The Sponsor acknowledges and agrees that the Company and Acquiror are entering into the Merger Agreement in reliance upon the Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Sponsor entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Company and Acquiror would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

c. The Sponsor acknowledges that nothing in this Agreement shall be construed to limit or alter the Sponsor’s obligations under that certain letter agreement, dated as of April 23, 2020, by and among Acquiror, Chardan Capital Markets, LLC, the Sponsor and the other parties thereto (the “IPO Letter Agreement”) and that the Merger and the other transactions contemplated by the Merger Agreement constitute a “Business Combination” for all purposes of the IPO Letter Agreement.

d. Prior to the Closing, if the Company makes a Bridge Loan Request pursuant to Section 8.06 of the Merger Agreement, Sponsor will (i) begin negotiating in good faith with regards to the terms referenced in Section 8.06 of the Merger Agreement and (ii) within ten (10) Business Days after receiving the Bridge Loan Request, and subject to the terms provided in Section 8.06 of the Merger Agreement, arrange for a Bridge Loan from the Sponsor (or an Affiliate of Acquiror or the Sponsor). Such Bridge Loan shall be on reasonable and customary terms and conditions, with the understanding that the Bridge Loan will (i) be for a principal amount up to $2,500,000, but in no event higher than necessary for the Company to finance operations until the Closing Date, (ii) bear reasonable interest at a rate at least equal to the applicable federal rate at the time of the making of the Bridge Loan, (iii) have a maturity of the Closing Date, and (iv) have full creditor rights. If the Bridge Loan is made, both the Company and Acquiror or the Sponsor or such Affiliate thereof will treat it as debt for all tax purposes. The Company shall cause the Bridge Loan to be repaid concurrently with the Closing; provided that in the event the Bridge Loan is provided by any of the Company Stockholders, the repayment of such Bridge Loan will be made using Closing Acquiror Cash concurrently with or immediately after the Closing. Notwithstanding anything contained herein, in the event the Company and Acquiror or the Sponsor or an Affiliate thereof have not entered into a Bridge Loan and such Bridge Loan has not been funded by the end of such ten (10) Business Day period provided for in (ii) above, then the Company shall not be restricted from discussing or negotiating with or obtaining a loan from Acquiror, Sponsor or any of the Company Stockholders so long as the terms of any such loan are on substantially the same terms as the Bridge Loan.

4. Vesting and Forfeiture. The Sponsor agrees that, as of immediately following the Closing, 500,000 shares of the Acquiror Common Stock beneficially owned by the Sponsor immediately following the Closing (collectively, the “Sponsor Earn-Out Shares”) shall be subject to the vesting and forfeiture provisions set forth in this Section 4. For the avoidance of doubt, any Acquiror Common Stock beneficially owned by any individual other than the Sponsor (or any of its permitted transferees) and any Acquiror Common Stock beneficially owned by the Sponsor (or any such permitted transferees), other than the Sponsor Earn-Out Shares described in the foregoing sentence, shall not be subject to vesting or forfeiture. The Sponsor agrees that it shall not, and shall cause its Affiliates not to, Transfer (other than to an Affiliate) any unvested Sponsor Earn-Out Shares held by the Sponsor prior to the date such Sponsor Earn-Out Shares become vested pursuant to Section 4(a). The Sponsor and Acquiror agree that notwithstanding anything to the contrary in the Sponsor Escrow Agreement, the Sponsor Earn-Out Shares shall not be released from escrow upon the expiration of any Escrow Period (as defined in the Sponsor Escrow Agreement) and instead the Escrow Agent shall be directed to hold the Sponsor Earn-Out Shares in escrow in accordance with the terms of the Sponsor Escrow Agreement until the applicable portion of such Sponsor Earn-Out Shares have vested in accordance with Section 4(a), in which case such Sponsor Earn-Out Shares shall be released to or as directed by the Sponsor (so long as the applicable Escrow Period under the Sponsor Escrow Agreement has expired as of such time). In the case of any Sponsor Earn-Out Shares that do not vest and are subject to forfeiture pursuant to Section 4(b), the Escrow Agent shall release such forfeited Sponsor Earn-Out Shares to Acquiror for cancellation.

a. Vesting of Sponsor Earn-Out Shares.

(i) From and after the Closing until December 31, 2023 (the “First Earnout Period”), 150,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $17.50 (the “First Milestone”) (such 150,000 Sponsor Earn-Out Shares, the “First Milestone Earnout”).

(ii) From and after the Closing until December 31, 2025 (the “Second Earnout Period”), 150,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $25.00 (the “Second Milestone”) (such 150,000 Sponsor Earn-Out Shares, the “Second Milestone Earnout”).

(iii) From and after the Closing until December 31, 2027 (the “Third Earnout Period” and together with the First Earnout Period and the Second Earnout Period, the “Earnout Periods”), 200,000 Sponsor Earn-Out Shares shall vest and be released to the Sponsor if over any twenty (20) Trading Days within any thirty (30) Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $35.00 (the “Third Milestone” and together with the First Milestone and the Second Milestone, the “Earnout Milestones”) (such 200,000 shares of the Sponsor Earn-Out Shares, the “Third Milestone Earnout” and together with the First Milestone Earnout and the Second Milestone Earnout, the “Earnout Consideration”). For the avoidance of doubt, the Earnout Consideration in respect of each Earnout Milestone shall be vested and released only once and the Earnout Consideration shall in no event exceed the total amount of Sponsor Earn-Out Shares, in the aggregate.

(iv) Upon consummation of any Change in Control during any Earnout Period, any Earnout Milestone with respect to such Earnout Period that has not yet been achieved shall automatically be deemed to have been achieved regardless of the valuation of the Acquiror Common Stock in such Change in Control transaction and the applicable Earnout Consideration shall vest and be released to the Sponsor in connection with this Section 4(a)(iv) prior to the consummation of such Change in Control.

(v) The per share stock prices referenced in Section 4(a)(i)-(iii) above will be equitably adjusted on account of any changes in the equity securities of Acquiror by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

b. Forfeiture of Unvested Sponsor Earn-Out Shares. Any Sponsor Earn-Out Shares that remain unvested pursuant to Section 4(a)(i)-(iv) as of the expiration of the applicable Earnout Period shall be forfeited and the Acquiror shall direct the Escrow Agent to transfer such forfeited Sponsor Earn-Out Shares to Acquiror for cancellation, without any consideration for such transfer.

5. Representations and Warranties. Sponsor represents and warrants to the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s, corporate, limited liability company or organizational powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of Sponsor or any Contract to which it is a party, including the IPO Letter Agreement, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; (iii) there are no Actions pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; (iv) the IPO Letter Agreement and the Sponsor Escrow Agreement remain in full force and effect and neither Sponsor nor, to the knowledge of Sponsor, any other party thereto, is in violation thereof or default thereunder and (v) Sponsor has and at all times prior to the Closing will have cash reserves sufficient to pay the Sponsor Funding Amount.

6. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 3(b) and 10 (solely to the extent related to the foregoing Section 3(b)) shall each survive the termination of this Agreement pursuant to Section 6(a) and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the following Sections 7 or 9) shall survive any termination of this Agreement. For purposes of this Section 6, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly set forth in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (v) causing such Party to suffer damage by reason of such reliance.

7. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of Acquiror (other than the Sponsor, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of Acquiror (other than the Sponsor, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of Acquiror or any of its Affiliates or as an officer, employee or fiduciary of Acquiror or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Acquiror or such Affiliate.

9. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10. Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CHARDAN INVESTMENTS 2, LLC

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: Managing Member

CHARDAN HEALTHCARE ACQUISITION 2 CORP.

By:	/s/ Jonas Grossman
Name: Jonas Grossman
Title: President

RENOVACOR, INC.

By:	/s/ Magdalene Cook
Name: Magdalene Cook
Title: Chief Executive Officer

7